EXHIBIT: 10.15

AML COMMUNICATIONS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of June 18, 2004 (the “Effective Date”) by and between AML Communications, Inc., a Delaware corporation (“Company”) and Dr. Marina Bujatti (the “Executive”), based on the following facts:

A.                                   Executive was a founder of Microwave Power, Inc., a California corporation (“MPI”).

B.                                     Company, a subsidiary of the Company, the Executive and MPI have entered into an Agreement of Merger (“Merger Agreement”) to which the form of this Employment Agreement is attached as Exhibit C.

C.                                     Company desires to employ Executive as an employee.

Based on the foregoing facts and circumstances and for good and valuable consideration, Company and Executive agree as follows:

1.                                       Employment.

1.1                                 Company hereby employs Executive at its location in Santa Clara, California, on a full time basis to perform duties as Company and Executive shall agree and as may be reasonably assigned by the President or the Board of Directors of Company consistent therewith.

1.2                                 Executive shall perform her duties on a full time basis and shall render her services to the Company in a faithful, diligent and competent manner.

1.3                                 Unless sooner terminated pursuant to the provisions of this Agreement, Company shall employ Executive commencing on the Effective Date which term shall continue until the second year anniversary of the Effective Date (the “Initial Term”); provided however this Agreement shall be automatically renewed on the second anniversary of the Effective Date unless either party gives notice otherwise at lease 90 days prior to such anniversary of the Effective Date.  This Agreement may be sooner terminated as provided herein.

1.4                                 The term of employment shall be terminated by the death or disability of Executive.  Disability shall mean the inability of Executive to provide the services specified in this Section 1 for a period of four (4) consecutive months.  In the event of termination pursuant to this Section 1.4, Company shall pay to Executive (or her estate): (a) any accrued Base Salary as of the termination date to the extent not theretofore paid; (b) any accrued vacation pay as of the termination date to the extent not theretofore paid; and (c) any unreimbursed business expenses of Executive.

1.5                                 In the event that the employment of Executive is terminated by the Company without Cause, the Company shall pay to Executive:  (a) any accrued Base Salary as of the termination date to the extent not theretofore paid; (b) any accrued vacation pay as of the termination date to the extent not theretofore paid; (c) any unreimbursed business expenses of Executive; and (d) if such termination occurs during the Initial Term, her salary from such termination date until the end of the Initial Term (the “Severance Compensation”).  The Executive shall have no obligation to seek employment and there shall be no offset of the Severance Compensation.  The Severance Compensation is the only amount which Executive shall receive in the event Executive’s employment is terminated without Cause.

1.6                                 As used in this Agreement, the term “Cause” shall mean and refer to a belief by Company, founded upon fair and honest reasons, that good cause exists for Executive’s termination including, but not limited to, a good faith belief that any of the following events have taken place:

(a)                                  the breach of this Agreement, after written notice specifying the breach and the failure of Executive to cure such breach within 30 days of the receipt of such written notice;

(b)                                 the commission of any unlawful job related act or wrongful act involving moral turpitude by Executive;

(c)                                  the refusal or failure of Executive to perform her duties as an employee of the Company consistent with this Agreement, so long as the Company shall have first given Executive a written notice specifying the refusal or failure, and Executive shall have failed to cure such refusal or failure within 30 days of the receipt of such written notice;

(d)                                 continuing insubordination by Executive for a period of more than 7 days after written notice specifying such insubordination with respect to the direction of Executive by the President or the Board of Directors of the Company;

1.7                                 In the event of termination for Cause or voluntary termination by Executive, Company shall pay to Executive (a) any accrued Base Salary as of the termination date to the extent not theretofore paid; (b) any accrued vacation pay as of the termination date to the extent not theretofore paid; and (c) any unreimbursed business expenses of Executive.

2.                                       Compensation and Expenses.

2.1                                 As compensation for all services rendered by Executive to Company, Executive shall receive an annual salary of $113,000 (the “Base Salary”), paid on the regular pay dates of Company during the period of her employment.  In addition, Executive shall receive a 10% of Base salary as bonus upon achieving goals of financial performance agreed annually by the Company and the Executive. Executive may also be eligible for corporate bonuses as determined in the sole discretion of the Chief Executive Officer or the Board of Directors of Company.

2.2                                 On each of the first and second anniversary of the Effective Date, and if Executive is employed by the Company at that time, Company shall grant to Executive incentive stock options under the Company’s Stock Incentive Plan, a copy of which is attached hereto as Exhibit A, to purchase 25,000 shares of the Company’s common stock, vesting over a three year period.  The terms and conditions of such incentive stock options shall be set forth on the Company’s standard form stock option agreement.  Any non-renewal of this Agreement or a termination of Executive’s employment without Cause shall constitute “normal retirement” for purposes of Executive’s stock option agreement.

2.3                                 Upon presentation of properly completed expense statements on the Company’s expense report forms, Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by her during her employment pursuant to this Agreement.  As used in this Section 2.3, the term “reasonable” shall mean that such expenses are consistent with those of executives in comparable positions with the Company.

2.4                                 Executive shall be entitled to the same benefits as other executives in comparable positions with the Company, including paid vacation and such other benefits as Company in its sole discretion provides.  For purposes of determining the level of benefits, Executive shall be credited with Executive’s years of service with MPI.  In addition, Executive shall receive $200 per month for Executive’s Medicare premium.

3.                                       Restrictive Covenants.

3.1                                 Introductory Facts.

(a)                                  Executive was President and a major shareholder of MPI which was acquired by the Company pursuant to the Merger Agreement (the “Acquisition”).  Executive received 539,300 shares of the Company’s common stock as consideration for such acquisition.  In conjunction with the Acquisition, the Company acquired all of MPI’s assets, including its goodwill.  Executive acknowledges that MPI was engaged in the business of building microwave power amplifiers (the “Business”).  Executive further acknowledges that MPI has customers throughout the United States, Japan, the European Union, China and Korea and that the production, promotion, marketing and sales of the Business was conducted in the United States, Japan, the European Union, China and Korea.

(b)                                 The covenants set forth herein are an integral part of the consideration for the transactions contemplated by the Merger Agreement and the Company would not enter into the Merger Agreement but for Executive entering into an employment agreement containing the covenants set forth in Section 3 of this Agreement (the “Covenants”).  Executive acknowledges that her receipt of consideration for the Acquisition contemplated by the Merger Agreement is adequate consideration for Executive entering into this Agreement and the Covenants set forth herein.  Executive further acknowledges that Executive’s entry into this Agreement and the Covenants set forth herein are a required part of the Acquisition contemplated by the Merger Agreement.  The Covenants are intended to protect the goodwill of MPI’s Business.  Executive acknowledges and agrees that the sale of all of his shares in MPI as part of the Acquisition constituted a “sale of goodwill” as defined by California Business & Professions Code § 16601. As such, Executive acknowledges and agrees that the Covenant Not to Compete set forth in Section 3.2 below is exempt from the restriction set forth in California Business & Professions Code § 16600.

(c)                                  Executive, together with the other selling shareholders, have owned and controlled MPI and Executive has intimate knowledge of the Trade Secrets and Confidential Information (as defined below) of MPI. In addition, as an executive of the Company, Executive will be provided or will develop certain Trade Secrets and Confidential Information of the Company.  All such Trade Secrets and Confidential Information shall be owned exclusively by the Company following the date hereof.  “Confidential Information” is non-public information pertaining to the Business of MPI being transferred to the Company, which has been known to Executive as a result of her ownership interest in and employment of MPI and information about the Company which is provided to Executive or other employees or agents of the Company by the Company, or developed by Executive or other employees or agents of the Company in the scope of their employment or agency, and obtained by Executive as a result of employment.  To the fullest extent consistent with the foregoing and permitted by law, Confidential Information also (a) includes, without limitation, the terms of this Agreement, any and all data or information relating to the Business as conducted by MPI, financial affairs of MPI, information not generally known to the public concerning the identity of MPI’s customers and prospective customers, needs of MPI’s customers, MPI’s product specifications, names of key employees of MPI, future development of the business of MPI and the Company, MPI’s methods of operation, MPI’s marketing techniques, MPI’s sale prices and profit margins, MPI’s business plans, MPI’s financial statements, MPI’s personnel data, and MPI’s business projections, and (b) does not include matters which constitute Trade Secrets. The term “Trade Secrets” shall have the broadest meaning as defined by applicable law Notwithstanding anything to the contrary above in this subsection (c), Executive may use any technical or scientific know-how of Executive solely in a manner which is not competitive with the Company or AML Holdings, LLC, provided that such use will not cause the Company or AML Holdings, LLC to lose or waive any of its rights in or to any Confidential Information or Trade Secrets but so long as Executive uses the know-how in a manner which maintains its confidentiality such use shall not constitute a loss or waiver.

(d)                                 MPI’s sales occur throughout the United States and in many foreign countries.  If the Covenants were limited to the State of California, its scope would not be sufficient to protect the interests of the Company.

These introductory facts are a part of the Covenants and shall be used in construing and interpreting it.  Based on the foregoing facts, Executive agrees as set forth in this Section 3.

3.2                                 Covenant Not to Compete.

During the term of employment with the Company and for a period of two years after the termination of employment with the Company, Executive will not, directly or indirectly (including in association with his family members or relatives), as an employee, sole proprietor, partner, equity holder, officer, director, agent, consultant or other advisor, member or otherwise, carry on any activities competitive with the Company with respect to the Business in the United States, Japan, the European Union, China and Korea.

3.3.                              Covenant Not to Solicit Customers.

During the term of employment with the Company and for a period of two years after the termination of employment with the Company, Executive will not, other than for or on behalf of the Company, solicit, approach or sell any products or services competitive with the Business to any customer on the list of customers of MPI attached as Exhibit B and incorporated by reference; such list to be amended from time to time by the Company to include new customers.  For avoidance of doubt, nothing contained in this Section 3 shall prohibit Executive from providing consulting services to customers of MPI in fields or product lines other than the Business.

3.4                                 Covenant Not to Disclose or Use Confidential Information & Trade Secrets.

During the term of employment with the Company and for the longest period permitted by applicable law, Executive will not disclose or use for the benefit of herself or any other person or entity, other than the Company or its designees, any Trade Secret or Confidential Information of MPI or the Company, except as otherwise known to the public at the time of such use, or except to the extent that such Confidential Information or Trade Secret constitutes a general body of knowledge about the Business.

3.5                                 Covenant Against Derogatory Remarks and Interference.

During the term of employment with the Company and for a period of two years after the termination of employment with the Company, Executive will not, directly or indirectly, as an employee, sole proprietor, partner, shareholder, officer, director, agent, consultant or other advisor, member or otherwise, make any derogatory comments concerning the business of the Company.

3.6                                 Irreparable Injury.

Executive acknowledges that the violation by Executive of any of the provisions of Sections 3.2, 3.3, 3.4 and 3.5 of this Agreement will result in irreparable injury to the Company and that the Company shall be entitled to (i) the issuance of a temporary restraining order, (ii) a preliminary injunction and (iii) a permanent injunction to prohibit either the continuation or another breach of Sections 3.2, 3.3, 3.4 or 3.5 of this Agreement.

3.7                                 Monetary Damages.

Notwithstanding any provision of this Agreement, the Company may seek and obtain monetary damages according to proof for any breach of the Covenants by Executive.

3.8                                 Inventions.

All inventions (including any contribution, improvement, ideas and discoveries, whether or not subject to patent protection) made by Executive during her employment by the Company, and which are related to the business of the Company, shall belong to the Company.  Executive shall promptly disclose such inventions to the Company and perform all actions reasonably requested by the Company in support of her invention and of the ownership thereof by the Company.

4.                                       Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be given by commercial courier service providing proof of delivery to the parties at the following address (and all such notices shall be effective upon receipt):

If to the Company:

AML Communications, Inc.

1000 Avenida Acaso

Camarillo, CA 93012

Attn: Jacob Inbar

Fax: 805-484-2191

with a copy to:

Richardson & Patel LLP

10900 Wilshire Blvd. Suite 500

Los Angeles, California 90024

Attention:  Kevin K. Leung

If to Executive:

Dr. Marina Bujatti

3350 Scott Blvd., Building 25

Santa Clara, CA 95054

5.                                       Severability.  If a judicial determination is made that any of the provisions of this Agreement constitute an unreasonable or otherwise unenforceable restriction against Executive, said provision shall be rendered void without rendering unenforceable any other restrictions under this Agreement.  Moreover, the Company shall be entitled to recover monetary damages as a result of the breach of any provision hereof by Executive.  The time period during which the prohibitions set forth in this Agreement shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which there is pending litigation over the enforceability or applicability of this Agreement.

6.                                      Indemnification.  Executive hereby agrees to indemnify and defend the Company and to hold the Company harmless from and against any and all actual losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, attorneys’ fees) incurred by the Company and arising out of or due to any breach of any representation, warranty, covenant or agreement of Executive contained in this Agreement.  The Company hereby agrees to indemnify and defend Executive and to hold Executive harmless from and against any and all actual losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, attorneys’ fees) incurred by Executive and arising out of or due to any breach of any representation, warranty, covenant or agreement of Company contained in this Agreement.

7.                                       Miscellaneous

7.1                                 Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Executive and his personal representatives, heirs, beneficiaries and assigns and the Company and its successors and assigns.

7.2                                 Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of California.

7.3                                 Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.4                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.5                                 Entire Agreement.  This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representation, statement or agreement to the contrary heretofore made.  This Agreement may be modified only in writing, signed or initialed by each of the parties hereto.

7.6                                 Gender.  Whenever the context so requires, the gender of any pronoun shall be deemed to include the other genders.

7.7                                 CERTIFICATION OF EXECUTIVE.  EXECUTIVE CERTIFIES THAT SHE (1) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE BEING ASKED TO EXECUTE IT; (2) HAS READ THIS AGREEMENT CAREFULLY; (3) HAS HAD SUFFICIENT OPPORTUNITY BEFORE THE AGREEMENT WAS EXECUTED TO ASK QUESTIONS ABOUT THE PROVISIONS OF THE AGREEMENT AND RECEIVED SATISFACTORY ANSWERS; (4) HAS HAD SUFFICIENT OPPORTUNITY BEFORE THE AGREEMENT WAS EXECUTED TO SEEK INDEPENDENT COUNSEL; (5) HAS RECEIVED A COPY OF THE AGREEMENT; AND (6) UNDERSTANDS HER RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date stated above.

“Company”		“Executive”

AML Communications, a Delaware corporation		By:	/s/ Dr. Marina Bujatti
Dr. Marina Bujatti

By:	/s/ Jacob Inbar
Jacob Inbar
President and Chief Executive Officer

EXHIBIT A

STOCK INCENTIVE PLAN

EXHIBIT B

CUSTOMER LIST